SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): May 20, 2008

SINO-GLOBAL SHIPPING AMERICA, LTD.
(Exact name of registrant as specified in its charter)

Virginia	001-34024	11-3588546
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

36-09 Main Street
Suite 9C-2
Flushing, NY 11354
(Address of principal executive offices and zip code)

(718) 888-1814
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.

On May 20, 2008, Sino-Global Shipping America, Ltd. (the “Company”) issued, in the aggregate, options (the “Options”) to purchase 174,000 shares of the Company’s common stock, without par value per share (the “Common Stock”). The Options were all issued pursuant to the Company’s 2008 Stock Incentive Plan.

The Options are nonstatutory options and have been granted to the following individuals in the corresponding amounts, effective as of the closing of the initial public offering of the Company’s Common Stock on May 20, 2008.

Name	Number of Options
Cao Lei	36,000
Zhang Mingwei	36,000
Cao Jing Bo	36,000
Cao Xin Qing	36,000
Dennis O. Laing	10,000
C. Thomas Burke	10,000
Wang Jing	10,000
Total	174,000

The Compensation Committee of the Company approved the issuance of Options to Cao Lei, Zhang Mingwei, Cao Jing Bo and Cao Xin Qing. The Board of Directors approved the issuance of Options to Dennis O. Laing, C. Thomas Burke and Wang Jing, all of whom are on the Compensation Committee.

The issuance of the Options is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). The Options will vest at a rate of 20% per year, with 20% vesting initially on May 19, 2009. The Common Stock underlying the Options granted may be sold in compliance with Rule 144 under the Act. The exercise price of the Options is $7.75 per Option. Each Option may be exercised to purchase one share of Common Stock. Payment for the Options may be made in cash or by exchanging shares of Common Stock at their Fair Market Value. Provided the Common Stock is then traded on the NASDAQ Capital Market, the Fair Value will be equal to the average of the highest and lowest registered sales prices of Company Stock on the date of exercise.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SINO-GLOBAL SHIPPING AMERICA, LTD.

By:	/s/ Cao Lei
Cao Lei
Chief Executive Officer

Dated: May 27, 2008